                                                                    Exhibit 99.1
                                                                    ------------

    RETAIL VENTURES, INC. REPORTS OCTOBER RETAIL SALES OF $231.8 MILLION AND

                 REVISES THIRD QUARTER AND FISCAL 2004 ESTIMATES

Columbus, Ohio --/ November 4/Business Wire/-- Retail Ventures, Inc. (NYSE:RVI) today reported sales for the month of October and revised its earnings estimate for the third quarter and fiscal 2004. For the four week period of October, sales increased 8.2% to $231.8 million from $214.2 million in October 2003. Comparable store sales for October decreased by 0.2%. For the thirty-nine week year-to-date period sales have increased by 5.5% to $1.98 billion from $1.87 billion in 2003 and comparable store sales have decreased by 0.7%.

RETAIL SALES STATISTICS ARE AS FOLLOWS:

                                                                        FOUR WEEKS ENDED ($ IN THOUSANDS)
                                                                        ---------------------------------

                                                            OCTOBER 30, 2004                        NOVEMBER 1, 2003
                                                            ----------------                        ----------------

                                                             $            %                          $             %
----------------------------------------------------------------------------------------------------------------------
    TOTAL SALES

      Value City Department Stores                       $107,044       46.2                      $113,315      52.9
      DSW Shoe Warehouse                                   91,332       39.4                        72,336      33.8
      Filene's Basement                                    33,439       14.4                        28,548      13.3
---------------------------------------------------------------------------------------------------------------------
                                                         $231,815      100.0                      $214,199     100.0
=====================================================================================================================

    Comparable Sales Percentage
      Value City Department Stores                                      (5.5)%                                  (3.4)%
      DSW Shoe Warehouse                                                 6.8%                                    9.1%
      Filene's Basement                                                  5.8%                                    4.4%
---------------------------------------------------------------------------------------------------------------------
                                                                        (0.2)%                                   0.9%
=====================================================================================================================


                                                                    THIRTY-NINE WEEKS ENDED ($ IN THOUSANDS)
                                                                    ----------------------------------------

                                                           OCTOBER 30, 2004                         NOVEMBER 1, 2003
                                                           ----------------                         ----------------

                                                             $            %                          $             %
----------------------------------------------------------------------------------------------------------------------
    TOTAL SALES

      Value City Department Stores                     $1,002,740       50.7                    $1,054,809      56.3
      DSW Shoe Warehouse                                  711,488       36.0                       591,146      31.5
      Filene's Basement                                   263,464       13.3                       227,810      12.2
----------------------------------------------------------------------------------------------------------------------
                                                       $1,977,692      100.0                    $1,873,765      100.0
======================================================================================================================

    Comparable Sales Percentage
      Value City Department Stores                                      (4.9)%                                 (0.4)%
      DSW Shoe Warehouse                                                 4.5%                                   4.2%
      Filene's Basement                                                  6.6%                                   0.6%
----------------------------------------------------------------------------------------------------------------------
                                                                        (0.7)%                                  0.9%
======================================================================================================================

"After taking into consideration the published results for the first half of the year and the October sales performance, we are revising the earnings guidance for the third quarter and now expect a loss of $0.03 to $0.05 per share" stated Jim McGrady, Chief Financial Officer. "This guidance is down from the previous profit estimate of $0.11 to $0.15. The revised guidance for the quarter also impacts the estimate for the fiscal year which is now anticipated to be a profit of $0.23 to $0.27 per share. Previously, we expected a profit in the range of $0.42 to $0.47 per share." He continued, "The suggested guidance range for the year is very dependent upon the success of the important Christmas selling season, particularly if the Company will generate the expected comparable stores sales levels of 1% to 2%."

Mr. McGrady concluded, "We are disappointed with our sales results and are concerned about the overall economic environment. However, as we enter the important fourth quarter, the overall inventory levels at all segments are positioned well to get the customer excited about shopping at our stores."

Retail Ventures, Inc. is a leading off-price retailer currently operating 116 Value City Department Stores in the Midwest, mid-Atlantic and southeastern U.S., 25 Filene's Basement Stores in the Northeast and 167 better-branded DSW Shoe Warehouse Stores in major metropolitan areas throughout the country. DSW also supplies, under supply arrangements, to 204 locations for other non-related retailers in the United States.

SOURCE: Retail Ventures, Inc.

Contact:  Jim McGrady, Chief Financial Officer - (614) 478-2208